Exhibit 2.9

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

(LGI GP, LLC and Thomas E. Lipar to LGI Homes, Inc.)

This Assignment and Assumption of Membership Interests (“Agreement”) is made to be effective as of the 13th day of November, 2013, immediately following the conversions of the Companies, as defined below, to limited liability companies from limited partnerships (the “Effective Date”), by and among Thomas E. Lipar, a Texas resident (“Tom”), LGI GP, LLC, a Texas limited liability company (“General Partner” and together with Tom, “Assignors”) and LGI Homes, Inc., a Delaware corporation (“Assignee”).

RECITALS

A. Assignors are the members of LGI Homes II, LLC, a Texas limited liability company (“LGI Homes”), and collectively own 100% of the Membership Interests of LGI Homes pursuant to a Plan of Conversion dated as of the Effective Date whereby LGI Homes, Ltd., a Texas limited partnership, converted into LGI Homes. Tom owns a 99.00% Membership Interest in LGI Homes and General Partner owns a 1.00% Membership Interest in LGI Homes.

B. Assignors are the members of LGI Homes – Sunrise Meadow, LLC, a Texas limited liability company (“Sunrise Meadow”), and collectively own 100% of the Membership Interests of Sunrise Meadow pursuant to a Plan of Conversion dated as of the Effective Date whereby LGI Homes – Sunrise Meadow, Ltd., a Texas limited partnership, converted into Sunrise Meadow. Tom owns a 99.00% Membership Interest in Sunrise Meadow and General Partner owns a 1.00% Membership Interest in Sunrise Meadow.

C. Assignors are the members LGI Homes – Canyon Crossing, LLC, a Texas limited liability company (“Canyon Crossing” and together with LGI Homes and Sunrise Meadow, the “Companies” and each individually a “Company”), and collectively own 100% of the Membership Interests of Canyon Crossing pursuant to a Plan of Conversion dated as of the Effective Date whereby LGI Homes – Canyon Crossing, Ltd., a Texas limited partnership, converted into Canyon Crossing. Tom owns a 99.00% Membership Interest in Canyon Crossing and General Partner owns a 1.00% Membership Interest in Canyon Crossing.

D. Assignors wish to assign all right, title and interest in all of their respective membership interests in each Company to Assignee (the “Assigned Interests”) and Assignee desires to accept the Assigned Interests in exchange for the issuance by Assignee of 716,700 shares of its common stock (the “Shares”) to Tom, and the payment of cash to General Partner in the amount of $1.00 per Company, for an aggregate of $3.00 (the “Cash Consideration”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Assignment. (i) Tom hereby sells, transfers, conveys and assigns, as of the Effective Date, his Assigned Interests to Assignee in exchange for the Shares; and (ii) General Partner hereby sells, transfers, conveys and assigns, as of the Effective Date, its Assigned Interests to Assignee in exchange for the Cash Consideration.

Assumption. Assignee hereby agrees to (i) pay General Partner the Cash Consideration, (ii) issue the Shares to Tom, and (iii) assume and undertake to perform and discharge all of the obligations accruing from and after the Effective Date that are attributable to the Assigned Interests. Assignors hereby agree to indemnify and hold Assignee harmless with respect to obligations and liabilities attributable to the Assigned Interests which accrued on or before the Effective Date.

Representations and Warranties.

Each Assignor represents and warrants to and for the benefit of Assignee that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of each Assignor, enforceable in accordance with its terms and conditions; (iii) the Assigned Interests represents all of the membership interests in the Companies owned by Assignors; and (iv) the Assigned Interests are conveyed to Assignee free and clear of any and all liens, claims and encumbrances.

Tom represents and warrants to and for the benefit of Assignee that (i) he is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (ii) he is acquiring the Shares for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws; (iii) he understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that the certificates representing the Shares will bear restrictive legends stating the foregoing

Assignee represents and warrants to and for the benefit of Assignors that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of Assignor, enforceable in accordance with its terms and conditions; and (iii) the Shares are duly authorized, validly issued, fully paid and non-assessable.

Further Assurance. Each of the parties hereto agrees to execute any documents required to evidence further or to confirm the assignments effected hereby.

Spousal Consent. Tom’s spouse joins in the execution of this Agreement to evidence her acknowledgment and agreement to the transactions contemplated by this Agreement with respect to her marital interest, if any, in and to the Assigned Interests.

Miscellaneous.

All of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns and legal representatives.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Whenever used in this Agreement, the singular number shall include the plural, and the plural number shall include the singular, and pronouns in the masculine, feminine, or neuter gender shall include each other gender.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Recitals are part of this Agreement and shall be considered in its interpretation.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be modified to the minimum extent necessary for the Agreement to be enforceable and, if necessary, to equitably adjust the parties’ respective rights and obligations.

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EXECUTED to be effective as of the Effective Date.

ASSIGNORS:
GENERAL PARTNER:

LGI GP, LLC, a Texas limited liability company

By:	LGI Holdings, LLC, Member

	By:	/s/ Thomas E. Lipar
Thomas E. Lipar, Manager

TOM:

/s/ Thomas E. Lipar
Thomas E. Lipar, Individually

ASSIGNEE:

LGI HOMES, INC., a Delaware corporation

By:	/s/ Eric T. Lipar
Eric T. Lipar, Chief Executive Officer

Acknowledged and agreed to as of the Effective Date:

/s/ Melany A. Lipar
Printed Name: Melany A. Lipar
Spouse of Thomas E. Lipar

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS